EXHIBIT 10.8

AMENDED AND RESTATED

EXECUTIVE CHANGE IN CONTROL AGREEMENT

This Amended and Restated Executive Change in Control Agreement (this “Agreement”) is dated as of July 23, 2008 by and between GTC Biotherapeutics, Inc. (the “Company”), a Massachusetts corporation with its principal executive offices at 175 Crossing Boulevard, 4th Floor, Suite 410, Framingham, MA 01702-9322; and Harry M. Meade (“Executive”) hereby amends and restates in its entirety that Executive Change in Control Agreement dated August 16, 2004 between the Company and the Executive.

Executive is employed by the Company and the Company and Executive desire to arrange for certain provisions applicable in the event of termination of Executive’s employment after a Change in Control of the Company, as provided herein.

Accordingly, the parties hereto agree as follows:

ARTICLE 1

TERMINATION FOLLOWING CHANGE IN CONTROL

1.1 Termination of Employment Following Change in Control. If a Change in Control of the Company shall have occurred, Executive shall be entitled to the benefits provided in Section 1.2 hereof upon the subsequent termination of Executive’s employment within twelve (12) months after the effective date of such Change in Control, unless such termination is (a) because of Executive’s death or Retirement, (b) by the Company for Cause or (c) by Executive other than for Good Reason. For purposes of this Agreement:

(a) “Cause” shall mean (i) Executive’s breach of any material duty or obligation hereunder after written notice of such breach has been given to the Executive by the Board of Directors or Chief Executive Officer of the Company and such breach shall have continued for thirty (30) days after receipt of such notice, or intentional or grossly negligent conduct that is materially injurious to GTC, as determined in good faith by GTC’s Board of Directors, or (ii) willful failure to follow the reasonable directions of GTC’s Board of Directors or Chief Executive Officer after written notice of such failure has been given to the Executive and such failure shall have continued for thirty (30) days after receipt of such notice.

(b) “Change in Control of the Company” shall mean:

(i) the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) from any party of an amount of the Company’s Common Stock so that it holds or controls 50% or more of the Company’s Common Stock;

(ii) a merger or similar combination after which 50% or more of the voting stock of the surviving corporation is held by persons who were not stockholders of the Company immediately prior to such merger or combination;

(iii) the election by the stockholders of the Company of 50% or more of the directors of the Company other than pursuant to nomination by the Company’s independent directors or any committee thereof; or

(iv) the sale by the Company of all or substantially all of its assets or business.

(c) “Good Reason” shall mean any of the following:

(i) any change in the duties assigned to Executive, without Executive’s express written consent, that represents a material diminution of Executive’s duties and responsibilities with the Company in effect immediately prior to the Change in Control; provided, however, that a mere change in Executive’s title or reporting relationships shall not constitute “Good Reason”;

(ii) a reduction by the Company in Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time, except as otherwise agreed by Executive;

(iii) the Company requiring Executive to be based anywhere other than within sixty (60) miles of Executive’s office location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations in the twelve (12) months immediately prior to the Change in Control, without Executive’s express written consent; or

(iv) the failure by the Company to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 4.8 hereof;

provided, however, that upon the occurrence of any event giving rise to any of the foregoing conditions, the Executive must provide written notice to the Company of the existence of the good reason condition within ninety (90) days of its initial existence, and the Company shall have a period of thirty (30) days to cure the condition giving rise to such notice. In the event the Company cures or corrects the specific Good Reason condition within the time period specified above, Good Reason termination shall not be deemed to exist with respect to the specific condition set forth in the written notice.

(d) “Retirement” shall mean termination of Executive’s employment in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.

1.2 Payments Upon Termination Without Cause, For Good Reason, Following Change in Control. If, within twelve (12) months after a Change in Control of the Company, Executive’s employment is terminated (a) by the Company or its successor in interest other than for Cause or Retirement or (b) by Executive for a Good Reason, then Executive shall be entitled to the benefits provided below:

(a) Back Salary Payment. The Company shall pay Executive any unpaid Base Salary accrued through the date of termination at the rate in effect at the time notice of termination is given, plus credit for any vacation earned but not taken and the amount, if any, and any bonus awarded for the past fiscal year which has not yet been paid to Executive;

(b) Severance Payment. The Company shall pay Executive an aggregate severance amount (the “Severance Amount”) equal to (i) twelve (12) months of Base Salary in effect on the date of termination and (ii) an amount equal to Executive’s incentive bonus most recently paid to him, pro rated on the basis of the number of days that have elapsed between the beginning of the bonus period in which such termination occurs and the date of termination, which Severance Amount shall be payable in substantially equal monthly installments, over the twelve (12)-month period following the date of termination, with the first installment being paid within thirty (30) days following the date of termination and continuing for the full period provided herein notwithstanding the death of Executive during such period;

(c) Continuation of Benefits. The Company shall maintain in full force and effect, for Executive’s continued benefit until the earlier of (a) the end of the 12th calendar month following the date of termination of employment or (b) Executive’s commencement of full time employment with a new employer, all life insurance, medical, health and accident insurance, and disability plans, programs or arrangements in which Executive was entitled to participate immediately prior to the date of termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in any such plan or program is barred, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such plans and programs at its expense. If the Company provides the Executive with any health, dental or other benefits under or outside of its plans and such benefits are taxable to the Executive, the Company’s payment for any such benefit shall be equal to the cost of such benefit and shall be paid on a monthly basis; and

(d) Accelerated Vesting of Stock Options. Any stock options to purchase Common Stock of the Company then held by Executive on the date of termination which are then subject to vesting shall, notwithstanding any contrary provision in this Agreement or the Plan pursuant to which such options had been granted, become fully vested and exercisable on the date of termination.

1.3 Limitation on Benefit Payments. In the event that any payment or benefit received or to be received by Executive in connection with a Change in Control or the termination of Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (collectively “Parachute Payments”) would not be deductible (in whole or part) as a result of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) by the Company, an affiliate or other person making such payment or providing such benefit, the Parachute Payments shall be reduced until no portion of the Parachute Payments is not deductible. For purposes of this limitation,

(a) no portion of the Parachute Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account,

(b) no portion of the Parachute Payments shall be taken into account which in the opinion of tax counsel selected by the Company’s independent auditors serving as such immediately prior to the Change in Control does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code,

(c) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in clauses (a) or (b)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (b),

(d) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and on proposed or final regulations for applying those Code Sections, or on substantial authority within the meaning of Section 6662 of the Code, and

(e) if any portion of the Parachute Payments are determined not to be deductible by reason of section 280G of the Code, then to the extent reasonably practicable and permitted by applicable law, the Company shall consult with Executive prior to reducing any particular Parachute Payments to afford Executive the opportunity to waive other Parachute Payments.

Except to the extent prohibited by applicable law, the Company shall honor Executive’s preferences with respect to the order of waiver of Parachute Payments to the extent that written notice of such preferences is received by the Company prior to the Change in Control.

1.4 Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s separation from service with the Company, no payment or benefit payable or provided to the Executive pursuant to this Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Executive’s termination of employment with the Company will be paid or provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of the Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which the Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Executive’s separation from service (or if such date does not fall on a business day of the Company, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.

ARTICLE 2

CONFIDENTIAL INFORMATION AND NON-COMPETITION

2.1 Confidential Information. As a condition to the Company’s obligations hereunder, Executive shall continue to be bound by the confidentiality and non-competition agreement pertaining to the intellectual property and confidential information of the Company and the non-competition provision set forth in the Amended and Restated Management Agreement (the “Severance Agreement”) between the Company and Executive. The obligations of Executive under this Article 2 and the agreements referenced in this paragraph shall survive termination of this Agreement for any reason.

ARTICLE 3

TERM AND TERMINATION

3.1 Term of Agreement. If a Change in Control should occur while Executive is still an employee of the Company, then this Agreement shall continue in effect for a term from the date of such Change in Control for so long as Executive remains an employee of the Company, but in no event for more than twelve (12) months following such Change in Control. If Executive’s employment is terminated by the Company without Cause prior to a Change in Control, this Agreement shall expire upon the date that Executive’s employment is terminated.

3.2 Termination. This Agreement may be terminated by the Company at any time prior to a Change in Control upon twelve month’s written notice to Executive.

3.3 Effect of Expiration or Termination. The termination or expiration of the term of this Agreement shall not adversely affect Executive’s rights under this Agreement that have accrued prior to any such termination or expiration.

ARTICLE 4

MISCELLANEOUS

4.1 No Conflicting Commitments. During the period of Executive’s full time employment with the Company, Executive will not undertake any commitments which might materially impair Executive’s performance of his duties as a full time Executive of the Company.

4.2 Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

4.3 Effect on Employment Status. This Agreement does not entitle Executive to remain in the employ of the Company for any minimum or prescribed period or term, and it does not modify the at-will status of Executive’s employment.

4.4 Release. The payment of the compensation and the provision of the benefits to Executive set forth in Article 1 are contingent upon Executive’s execution and delivery of a release of claims against the Company in a form reasonably acceptable to the Company and Executive, provided that the Executive executes such release of claims within sixty (60) days following his termination of employment.

4.5 Exclusion of Other Benefits. In the event that compensation and benefits are due to Executive hereunder after a termination of Executive’s Employment upon a Change in Control, such compensation and benefits shall be in lieu of any other compensation or benefit for which Executive would be eligible under any severance pay plan or policy of the Company, unless the Company has expressly provided that it shall be so payable in addition to the compensation and benefits due under this Agreement.

4.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

4.7 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective lawful successors and assigns and upon Executive’s heirs and personal representatives.

4.8 Assignment. This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to or in conjunction with the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company or its successor in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall have all the rights and obligations of the Company under this Agreement.

4.9 Entire Agreement. This Agreement, together with the Severance Agreement, is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating thereto. In the event of any conflict between this Agreement and the Severance Agreement, this Agreement shall control.

4.10 Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Company, to:

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

4th Floor, Suite 410

Framingham, MA 01702-9322

Attention: Chief Executive Officer

with a copy to:

Nathaniel S. Gardiner, Esq.

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199-7613

If to Executive, at his then current address on the payroll records of the Company; or such other address as either party hereto shall have designated by notice in writing to the other party.

4.11 Amendments. This Agreement may be amended, supplemented or otherwise modified at any time, but only by an instrument in writing signed by the parties hereto.

4.12 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions.

4.13 Severability. In case any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

4.14 Survival. Articles 1 and 2 shall survive the termination of this Agreement for the periods of time indicated therein or indefinitely if no period of time is indicated.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

EXECUTIVE:

/s/ Harry M. Meade
Harry M. Meade
Sr. Vice President, Research & Development

COMPANY:

GTC BIOTHERAPEUTICS, INC.

/s/ Geoffrey F. Cox
Name:	Geoffrey F. Cox
Title:	Chairman, President and CEO